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                                 EXHIBIT 10.4
                  EMPLOYMENT AGREEMENT - PRODUCTION SUPERVISOR

     This Employment Agreement (the "Agreement") is effective as of February 21, 2002, by and between Pyramid Oil Company, a California corporation (the "Employer") and Benny Hathaway, Jr. (the "Employee"). In consideration of the mutual promises made in this Agreement, the parties agree as follows.

     1.00.  TERM OF EMPLOYMENT.

     1.01. TERM. The Employer employs the Employee, and the Employee accepts employment with the Employer, for a Term of six years beginning on February 21, 2002. The full Term of this Agreement (six years) shall be automatically renewed on each succeeding annual anniversary date unless either party, which is not then in material default of this Agreement, shall have given the other party written notice of non-renewal at least 90 days prior to the next succeeding annual anniversary date. Upon proper and timely notice of non-renewal, there will then be five years remaining to the end of the then current Term after the end of the year of the Term in which the notice of non-renewal is given. Provided, however, that the Employer may not give notice of non-renewal unless such notice is authorized by the vote or written consent of at least a majority of the voting power of the Board of Directors of the Employer.

     1.02. EARLIER TERMINATION. This Agreement may be terminated earlier only as provided subsequently in this Agreement.

     2.00.  DUTIES AND OBLIGATIONS OF THE EMPLOYEE.

     2.01. TITLE AND DESCRIPTION OF DUTIES. The Employee shall serve as the Production Supervisor of the Employer. In that capacity, the Employee shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of a Production Supervisor. However, the Employee shall at all times be subject to the direction of the Officers, and to the policies established by the Board of Directors of the Employer.

     2.02. DEVOTION OF TIME TO THE EMPLOYER'S BUSINESS. (a) The Employee shall devote a sufficient amount of his productive time, ability, and attention to the business of the Employer to reasonably carry out his duties as Production Supervisor during the Term of this Agreement, not to exceed 40 hours per work week. (b) During the Term of this Agreement, the Employee shall not engage in any other substantial business duties or pursuits that materially interfere with the performance of the services required under this Agreement. The expenditure of reasonable amounts of time for other permissible outside activities, (e.g., educational, charitable, or professional activities) shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of the Employer's Officers. (c) This Agreement shall not be interpreted to prohibit the Employee from making personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

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     2.03.  UNIQUENESS OF THE EMPLOYEE'S SERVICES.  The Employer represents and agrees that the services to be performed under the terms of this Agreement by the Employee require a broad breadth of experience in the oil and gas industry in general, and specific knowledge of the operations of the Employer in particular; which are of a special, unique, unusual, extraordinary, and intellectual character that few other qualified individuals possess who are available to fill this position, such that the Employer is willing to provide the inducements set out in this Agreement to retain the Employee.

     3.00.  OBLIGATIONS OF THE EMPLOYER.

     3.01. GENERAL DESCRIPTION. During the Term of this Agreement, the Employer shall provide the Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this Agreement.

     3.02. INDEMNIFICATION OF LOSSES OF THE EMPLOYEE. The Employer shall indemnify the Employee for all necessary expenditures or losses incurred by the Employee in direct consequence of the discharge of his duties on the Employer's behalf.

     4.00.  COMPENSATION OF EMPLOYEE.

     4.01. ANNUAL SALARY AND ADDITIONAL COMPENSATION. (a) As compensation for the services to be rendered by the Employee under this Agreement, the Employer shall pay the Employee an annual salary at the beginning minimum rate per annum of $48,600, payable in equal semi-monthly installments of $2,025 on the 15th and final day of each month during the Term of this Agreement. (b) The Employee shall receive annual increases in salary in an amount to be determined by the Employer's Board of Directors, and such salary increases may not be decreased. (c) As additional compensation under this Agreement the Employee shall receive annual contributions from the Employer to the Employee's Simple IRA Plan in effect at the time of the execution of this Agreement.

     4.02. OTHER COMPENSATION. In the event the Employer's Board of Directors institutes any additional compensation or incentive plans for its management level employees (including, but not limited to stock bonus plans, profit sharing, and the like) the Employee shall participate in the same to a degree commensurate with his position with the Employer.

     5.00.  EMPLOYEE BENEFITS.

     5.01. ANNUAL VACATION. During the Term of this Agreement, the Employee shall be entitled to four weeks vacation time each year with full pay. The Employee may be absent from his employment for vacation upon reasonable notice to the Employer of the vacation. If the Employee is unable for any reason to take the total amount of authorized vacation time during any year, he may accrue that time and add it to vacation time for any following year(s) or, in the Employee's sole discretion, receive a cash payment in an amount equal to the amount of annual salary attributable to that period.


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     5.02.  ILLNESS.  During the Term of this Agreement, the Employee shall be entitled to an unlimited number of days per year as sick leave with full pay and benefits.

     5.03. DEATH BENEFITS. If the Employee should die during the Term of this Agreement, the Employer shall pay his surviving spouse, designee, or estate the remaining sums due under the then current Term of this Agreement at the time of his death as provided under subsection 7.02(e) of this Agreement.

     5.04. USE OF THE EMPLOYER-SUPPLIED AUTOMOBILE. (a) During the Term of this Agreement, the Employee shall be entitled to the full use of an American made or comparable automobile, SUV, or truck of his own choice in the beginning price range of $30,000 to $40,000. (b) Every two years, on return to the Employer of the Employer's automobile then being used by the Employee, the Employee shall be entitled to the full use of a new vehicle in the same price range adjusted for inflation. (c) The Employer also agrees to pay all operating expenses of any nature whatsoever with regard to such vehicle, and to procure and maintain in force a liability insurance policy on the vehicle, with coverage including the Employee, in the minimum amounts of $500,000 for bodily injury ordeath to each person per occurrence, and $1,000,000 total per occurrence. (d) If the Employee is prohibited by order of any court from holding or using a driver's license, the Employee will no longer be entitled to this benefit, but shall instead receive the cash value of such benefit on an annualized basis.

     5.05. GROUP MEDICAL INSURANCE. The Employer shall provide the Employee with medical coverage during the Term of this Agreement by obtaining medical insurance for the Employee with terms and coverage equal to or better than the medical coverage in place at the time of the execution of this Agreement.

     5.06. DENTAL COVERAGE. The Employer shall provide the Employee with dental coverage during the Term of this Agreement by obtaining dental insurance for the Employee with terms and coverage equal to or better than the dental coverage in place at the time of the execution of this Agreement.

     6.00.  BUSINESS EXPENSES.

     6.01. BUSINESS EXPENSES. During the Term of this Agreement, the Employer shall promptly reimburse the Employee for all business expenses incurred by the Employee including expenditures for entertainment, gifts, and travel.

     6.02. REPAYMENT BY THE EMPLOYEE OF DISALLOWED BUSINESS EXPENSES. In the event that any expenses paid for the Employee or any reimbursement of expenses paid to the Employee shall, on audit or other examination of the Employer's income tax returns, be determined not to be allowable deductions from the Employer's gross income, and in the further event that any such determination is acceded to by the Employer or made final by the appropriate federal or state taxing authority or a final judgment of a court of competent jurisdiction, and no appeal is taken from the judgment or the applicable period for filing notice of appeal has expired, the Employee shall repay to the Employer the amount of the disallowed expenses.

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     7.00.  TERMINATION OF EMPLOYMENT.

     7.01. TERMINATION FOR CAUSE. (a) The Employer reserves the right to terminate this Agreement only if the Employee: (i) willfully breaches or habitually neglects substantial and material duties that he is required to perform under the terms of this Agreement, or (ii) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude that substantially and materially adversely affects the Employer's operations, and that would prevent the future effective performance of his duties. (b) The Employer may at its option terminate this Agreement for the reasons stated in this section by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement. (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts. (d) Termination under this section shall be considered "for cause" for the purposes of this Agreement.
(e) Upon a termination for cause, the Employer shall immediately pay the Employee or his surviving spouse, designee, successor, assignee, personal representative, or estate 75% all sums otherwise to become due under the then current full remaining Term of this Agreement. Such payment shall be made no later than the 30th day of the above 30 day notice period and shall include 75% of all salaries and benefits accruing under sections 5.04 through 5.06 of this Agreement through the remaining term of this Agreement (i.e., 75% of five plus years of salaries and benefits). When calculating the sums due under this subsection for the benefits accruing under sections 5.04 through 5.06 of this Agreement, the Employee or his representative shall have the option in his or her sole discretion with respect to each benefit, to either receive from the Employer in lump sum payment the total cash value of such benefit over the remaining Term of this Agreement or: (i) with respect to the Employer-Supplied Automobile benefits, the Employee shall receive title to the then current vehicle assigned to the Employee free and clear of all encumbrances plus the sum of $3,000 per each year of the remaining Term of this Agreement; (ii) with respect to the Medical Insurance benefits, the Employer shall maintain such benefits and coverage and pay all premiums for the remaining Term of this Agreement as such premiums come due and the Employee shall reimburse the Employer 25% of same within 30 days of payment of the same by the Employer; and (iii) with respect to the Dental Insurance benefits, the Employer shall maintain such benefits and coverage and pay all premiums for the remaining Term of this Agreement as such premiums come due and the Employee shall reimburse the Employer 25% of same within 30 days of payment of the same by the Employer. Where a lump sum payment is due the Employee under this subsection, the Employee may choose to take the payment in the form of non-compensation payments (such as an annuity or consideration for a non-competition agreement), and the Employer shall reasonably cooperate with the Employee in arranging for such non-compensation payments; and all costs incurred in arranging such deferred compensation shall be paid by the Employer.

     7.02. TERMINATION WITHOUT CAUSE. (a) This Agreement shall be terminated upon the death of the Employee. (b) The Employer reserves the right to terminate this Agreement not less than six months after the Employee suffers any physical or mental disability that would prevent the performance of his

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essential job duties under this Agreement, unless reasonable accommodation can be made to allow the Employee to continue working. (c) Termination under this section shall be effected by giving 30 days written notice of termination to the Employee. (d) Termination under this section shall be considered "without cause" for the purposes of this Agreement. (e) Upon a termination without cause, the Employer shall pay the Employee or his surviving spouse, designee, successor, assign, personal representative, or estate all sums otherwise to become due under the then current full remaining Term of this Agreement. Such payment shall be made no later than the 30th day of the above 30 day notice period and shall include all salaries and benefits accruing under sections
5.04 through 5.06 of this Agreement through the remaining term of this Agreement (i.e., five plus years of salaries and benefits). When calculating the sums due under this subsection for the benefits accruing under sections
5.04 through 5.06 of this Agreement, the Employee or his representative shall have the option in his or her sole discretion with respect to each benefit, to either receive from the Employer in lump sum payment the total cash value of such benefit over the remaining Term of this Agreement or: (i) with respect to the Employer-Supplied Automobile benefits, the Employee shall receive title to the then current vehicle assigned to the Employee free and clear of all encumbrances plus the sum of $4,000 per each year of the remaining Term of this Agreement; (ii) with respect to the Medical Insurance benefits, the Employer shall maintain such benefits and coverage and pay all premiums for the remaining Term of this Agreement as such premiums come due; and (iii) with respect to the Dental Insurance benefits, the Employer shall maintain such benefits and coverage and pay all premiums for the remaining Term of this Agreement as such premiums come due. Where a lump sum payment is due the Employee under this subsection, the Employee may choose to take the payment in the form of non-compensation payments (such as an annuity or consideration for a non-competition agreement), and the Employer shall reasonably cooperate with the Employee in arranging for such non-compensation payments; and all costs incurred in arranging such deferred compensation shall be paid by the Employer.

     7.03. EFFECT OF MERGER, TRANSFER OF ASSETS, DISSOLUTION. (a) This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Employer resulting from either a sale, merger, or consolidation in which the Employer is not the consolidated or surviving corporation, a transfer of all or substantially all of the assets of the Employer, or a transfer in ownership of a controlling interest in the stock of the Employer.
(b) In the event of any such merger or consolidation, transfer of assets, or transfer in ownership of a controlling interest in the stock of the Employer, the Employer's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee(s) of the Employer's assets. The surviving corporation or the transferee of the Employers assets shall be bound by and shall have the benefit of the provisions of this Agreement, and the Employer shall take all actions necessary to insure that any such corporation or transferee(s) is bound by the provisions of this Agreement. (c) Alternatively, prior to the close of the subject transaction(s) (which will result in the merger or consolidation in which the Employer is not the consolidated or surviving corporation, or the transfer of all or substantially all of the assets of the Employer, or transfer in ownership of a controlling interest in the stock of the Employer)

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such corporation or transferee, or the Employee may elect to terminate this
Agreement. Termination under this section shall be considered "without cause" for purposes of this Agreement, and the Employee shall be entitled to the payments provided under subsection 7.02(e) of this Agreement (prior to or contemporaneously with the close of the subject transaction(s) that triggers this provision.

     7.04. TERMINATION IN EVENT OF BANKRUPTCY OR SIMILAR PROCEEDINGS. (a) This Agreement shall be terminated at the sole option of the Employee if the Employer (i) Files a petition in bankruptcy court or is adjudicated a bankrupt; (ii) Institutes or permits to be instituted any procedure in bankruptcy court for reorganization or rearrangement of its financial affairs;
(iii) Has a receiver of its assets or property appointed because of insolvency; or (iv) Makes a general assignment for the benefits of creditors.
(b) Termination shall be effected upon 30 days of written notice of termination by either party. (c) Termination under this section shall be considered "without cause" for purposes of this Agreement, and the Employee shall be entitled to payment as provided under subsection 7.02(e) of this Agreement, and such payment will be treated as a priority wage claim in the bankruptcy court.

     7.05. TERMINATION UPON BREACH OR TRANSFER. Upon the breach of this Agreement by the Employer of any of its obligations under this Agreement or upon transfer of the Employee's principal place of employment for the Employer outside of the Bakersfield area, the Employee in his sole discretion may terminate his obligations under this Agreement by giving the Employer at least 30 days written notice. Termination under this section shall be considered "without cause" for purposes of this Agreement, and the Employee shall be entitled to the payments provided under subsection 7.02(e) of this Agreement.

     7.06. TERMINATION BY THE EMPLOYEE. The Employee in his sole discretion may terminate his obligations under this Agreement at any time for any reason or no reason by giving the Employer at least one month notice. Termination under this section shall be considered "without cause" for purposes of this Agreement, and the Employee shall be entitled to the payments provided under subsection 7.02(e).

     8.00.  GENERAL PROVISIONS.

     8.01. INDEMNIFICATION. The Employer shall, to the maximum extent permitted by law, indemnify, defend, and hold harmless the Employee against any and all expenses, including reasonable attorneys' fees, judgements, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of or related to the Employee's employment by the Employer. The Employer shall advance to the Employee any expenses incurred in defending any such proceeding to the maximum extent permitted by law. In the event that portions of this provision are deemed to be inconsistent with section 317 of the California Corporations Code of like federal or state statute, this provision shall remain in force and effect to the extent that it is not inconsistent with such statutes. The Employee shall have the right, at all times during the Term of this Agreement, to retain counsel of his choice, and at the expense of the Employer.

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     8.02.  NOTICES.  Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the most recent addresses appearing in the records of the Employer, and each party may change that address by written notice to the other in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three business days from the date of mailing.

     8.03. ATTORNEYS' FEES AND COSTS. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

     8.04. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     8.05. MODIFICATIONS. Any modification of this Agreement will be effective only if it is in writing signed by the party or parties to be charged.

     8.06. EFFECT OF WAIVER. The failure of either party to insist on the strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at anyone time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     8.07. PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     8.08. OPINIONS; DETERMINATIONS. Where the terms of this Agreement provide for actions to be based on the opinion, judgment, approval, consent, review, certification, or determination of any party, such terms are not intended to be and shall not be construed as permitting such opinion, judgment, approval, consent, review, certification, or determination to be arbitrary, capricious, or unreasonable.

     8.09. LAW GOVERNING AGREEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of California.


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     8.10.  SUCCESSORS;  ASSIGNS.  The terms, covenants, and obligations under this Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties. No party shall sell, assign, transfer, convey, or encumber this Agreement or any right or interest under the same, or permit any such assignment, transfer, or encumbrance to occur by operation of law without the prior written consent of the other party, which consent shall not be unreasonably withheld. The sale, assignment, or transfer of any interest in the Agreement shall not serve to invalidate any term of this Agreement or affect the terms, covenants, and obligations under this Agreement. The successor, transferee, or its legal representatives shall agree in writing with the other party or parties to personally assume, perform, and be bound by this Agreement.

     8.11. WARRANTIES, IDENTITY, AUTHORITY. The parties represent and warrant each for itself as follows: a) its respective legal status is that which is set out in this Agreement, b) the names used in this Agreement are their true, full legal names, c) the relationships stated in this Agreement are true, and d) each has the authority to bind itself and/or the relevant legal entity to the terms and conditions of this Agreement.


                                 Signatures

The parties have executed this Agreement on February 21, 2002 unless otherwise indicated below.


             "Employer"                                "Employee"

         PYRAMID OIL COMPANY,                       BENNY HATHAWAY, JR.
       a California corporation                By -----------------------
                                                    Benny Hathaway, Jr.
            J. BEN HATHAWAY
   By -----------------------------
        J. Ben Hathaway President

          LEE G. CHRISTIANSON
   By ------------------------------
      Lee G. Christianson, Secretary